Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 33-88072) on Form S-8 of our report dated June 17, 2009 appearing in the annual report on Form 11-K of Camco Financial & Subsidiaries Salary Savings Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008.

/s/ Plante & Moran, PLLC
Columbus, Ohio
June 26, 2009